Registration No. __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________
Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
____________________

Great Plains Energy Incorporated
(Exact Name of Registrant as Specified in its Charter)

Missouri (State or Other Jurisdiction of Incorporation or Organization)	43-1916803 (I.R.S. Employer Identification No.)

1201 Walnut Street
Kansas City, Missouri 64106-2124
(816) 556-2936
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
____________________

Mark English, General Counsel and Assistant Secretary
1201 Walnut Street
Kansas City, Missouri 64106-2124
(816) 556-2200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent of Service)
____________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If the only securities registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /X/

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. / /

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. / /

CALCULATION OF REGISTRATION FEE

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Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
__________________	_______________	______________	______________	______________
Common Stock (Without Par Value)	1,000,000 shares	$28.165	$28,165,000	$3,013.65
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(1)      Estimated solely for the purpose of determining the registration fee and pursuant to Rule 457(c) of the Securities Act of 1933, based upon the average of the high and low sale prices of the Common Stock as reported on the NYSE Composite Transaction on March 23, 2006.

Pursuant to Rule 429 of the Securities Act of 1933, this Registration Statement contains a combined prospectus that also relates to 109,910 shares of securities previously registered pursuant to Great Plains Energy Incorporated's registration statement on Form S-3 (Registration No. 333-97263) and not issued. The filing fee associated with such securities was previously paid with that registration statement.

Prospectus

GREAT PLAINS ENERGY
INCORPORATED

Dividend Reinvestment and Direct Stock Purchase Plan

1,000,000 Shares of Common Stock
(Without Par Value)

______________________________

Great Plains Energy Incorporated ("Great Plains Energy") offers you the opportunity to participate in its Dividend Reinvestment and Direct Stock Purchase Plan ("Plan"). The Plan is a convenient way for you to:

*	Purchase shares of Great Plains Energy's common stock.
*	Reinvest all or some of your cash dividends in additional shares.
*	Deposit your stock certificates for safekeeping.

This is a restatement of Great Plains Energy's Dividend Reinvestment and Direct Stock Purchase Plan. If you are currently enrolled in the Great Plains Energy Plan, your enrollment will continue uninterrupted in the Plan.

The Administrator of the Plan may buy shares of common stock on the open market (New York Stock Exchange) or directly from Great Plains Energy. If it buys on the open market, the price of the shares will be the average cost of all shares purchased for the relevant investment date plus a nominal brokerage commission fee (currently $.05 per share). If it buys from Great Plains Energy, the price will be the average of the high and low prices of the common stock for the relevant investment date as reported on the New York Stock Exchange "NYSE" - Consolidated Tape.

Great Plains Energy common stock is traded on the New York Stock Exchange under the symbol "GXP". The closing price of the common stock on March 23, 2006 on the NYSE Consolidated Tape was $28.04 per share.

Investing in our common stock involves risks. You should carefully consider the information under the heading "Risk Factors" beginning on page 4.

Our principal executive office is located at 1201 Walnut Street, Kansas City, Missouri 64106-2124, and the telephone number is (816) 556-2200.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
____________________

March 30, 2006

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. By using this process, we may offer up to a total of one million shares of our common stock described in this prospectus pursuant to the Plan. This prospectus provides you with a general description of the Plan. We may also add, update or change the information contained in this prospectus by means of a supplement to this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. Before you invest, you should carefully read the registration statement and the exhibits, this prospectus, any prospectus supplement and the information contained in the documents we refer to in this prospectus under "Where You Can Find More Information."

References in this prospectus to the terms "we", "us" or other similar terms mean Great Plains Energy Incorporated, unless the context clearly indicates otherwise. We are also referred to in this prospectus as "Great Plains Energy" or "the Company."

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and proxy statements and other information with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the SEC's website (http://www.sec.gov). You may read and copy such material at the SEC's Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of such material at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.W., Washington, D.C. 20549.

The SEC allows us to "incorporate by reference" into this prospectus the information we file with them. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus and should be read with the same care. Information that we file later with the SEC that is incorporated by reference into this prospectus will automatically update and supercede this information. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the securities described in this prospectus is completed:

*	Our Annual Report on Form 10-K for the year ended December 31, 2005 (the "2005 Form 10-K")
*	Our Report on Form 8-K dated February 1, 2006
*	Our Report on Form 8-K dated February 10, 2006

Our website is www.greatplainsenergy.com. Information contained on our website is not incorporated herein except to the extent specifically so indicated. We make available, free of charge, on or through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, we make available on or through our website all other reports, notifications and certifications filed electronically with the SEC. You may obtain a free copy of our filings with the SEC by writing or telephoning us at the following address: Great Plains Energy Incorporated, 1201 Walnut Street, Kansas City, Missouri 64106-2124 (Telephone No.: 816-556-2200) Attention: Senior Vice President - Corporate Services and Corporate Secretary, or by contacting us on our website.

CAUTIONARY STATEMENTS REGARDING
CERTAIN FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading "Where You Can Find More Information" contain forward-looking statements that are not based on historical facts. These forward-looking statements are based on assumptions, expectations, and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties, including those discussed under the heading "Risk Factors" in this prospectus, and in our other SEC filings. These risks and uncertainties could cause actual results, developments and business decisions to differ materially from those contemplated or implied by forward-looking statements. Consequently, you should recognize these statements for what they are and we caution you not to rely upon them as facts. We disclaim any duty to update the forward-looking statements, which apply only as of the date of this prospectus. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by these forward-looking statements include the following:

*	future economic conditions in the regional, national and international markets, including, but not limited to regional and national wholesale electricity markets
*	market perception of the energy industry and the Company
*	changes in business strategy, operations or development plans
*

effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re−regulation and restructuring of the electric utility industry

*	adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air quality
*

financial market conditions and performance including, but not limited to, changes in interest rates and in availability and cost of capital and the effects on the Company's pension plan assets and costs

*	credit ratings

*	inflation rates
*	effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments
*	impact of terrorist acts
*	increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors
*	ability to carry out marketing and sales plans
*	weather conditions including weather−related damage
*	cost, availability, quality and deliverability of fuel
*	ability to achieve generation planning goals and the occurrence and duration of unplanned generation outages
*	delays in the anticipated in−service dates of additional generating capacity
*	nuclear operations
*	ability to enter new markets successfully and capitalize on growth opportunities in non−regulated businesses
*	performance of projects undertaken by the Company's non−regulated businesses and the success of efforts to invest in and develop new opportunities and
*	other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors. You should also carefully consider the information contained under the heading "Risk Factors" in this prospectus, and in our other SEC filings.

GREAT PLAINS ENERGY INCORPORATED

Great Plains Energy

Great Plains Energy, a Missouri corporation incorporated in 2001 and headquartered in Kansas City, Missouri, is a public utility holding company and does not own or operate any significant assets other than the stock of its subsidiaries.

We have four direct subsidiaries with operations or active subsidiaries:

*	Kansas City Power & Light Company ("KCP&L") is described below.
*

KLT Inc. is an intermediate holding company that primarily holds, directly or indirectly, interests in Strategic Energy, L.L.C. ("Strategic Energy"), which provides competitive retail electricity supply services in several electricity markets offering retail choice, and affordable housing limited partnerships. KLT Inc. also wholly owns KLT Gas Inc. ("KLT Gas"). During 2004, KLT Gas sold its gas properties and discontinued its gas business.

*

Innovative Energy Consultants Inc. ("IEC") is an intermediate holding company that holds an indirect interest in Strategic Energy. IEC does not own or operate any assets other than its indirect interest in Strategic Energy. When combined with KLT Inc.'s indirect interest in Strategic Energy, Great Plains Energy owns all of the indirect interest in Strategic Energy.

*	Great Plains Energy Services Incorporated ("Services") provides services at cost to us and our subsidiaries, including KCP&L.

KCP&L
KCP&L, headquartered in Kansas City, Missouri, engages in the generation, transmission, distribution and sale of electricity. KCP&L serves approximately 500,000 customers located in all or portions of 24 counties in western Missouri and eastern Kansas. Customers include approximately 440,000 residences, over 55,000 commercial firms, and over 2,200 industrials, municipalities and other electric utilities. KCP&L's retail revenues averaged approximately 82% of its total operating revenues over the last three years. Wholesale firm power, bulk power sales and miscellaneous electric revenues accounted for the remainder of utility revenues. KCP&L is significantly impacted by seasonality with approximately one-third of its retail revenues recorded in the third quarter. KCP&L's total electric revenues averaged approximately 45% of our revenues over the last three years. KCP&L's income from continuing operations accounted for approximately 88%, 86% and 67% of our income from continuing operations in 2005, 2004 and 2003, respectively.

Strategic Energy
Strategic Energy provides competitive retail electricity supply services by entering into power supply contracts to supply electricity to its end−use customers. Of the states that offer retail choice, Strategic Energy operates in California, Maryland, Massachusetts, Michigan, New Jersey, New York, Ohio, Pennsylvania and Texas. In addition to competitive retail electricity supply services, Strategic Energy records insignificant wholesale revenues and purchased power expense incidental to the retail services provided. Strategic Energy also provides strategic planning, consulting and billing and scheduling services in the natural gas and electricity markets.

Strategic Energy provides services to approximately 51,000 commercial, institutional and small manufacturing accounts for approximately 10,300 customers including numerous Fortune 500 companies, smaller companies and governmental entities. Strategic Energy's revenues averaged approximately 55% of our revenues over the last three years. Strategic Energy's net income accounted for approximately 17%, 24% and 21% of our income from continuing operations in 2005, 2004 and 2003, respectively.

RISK FACTORS

Our actual results in future periods could differ materially from historical results and the forward-looking statements contained in this prospectus. Factors that might cause or contribute to such differences include, but are not limited to, those discussed below. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results, and are often beyond our control. Additional risks and uncertainties not presently known or that we currently believe to be immaterial may also adversely affect us. The risk factors described below, as well as the other information included in this prospectus and in the other documents filed with the SEC, should be carefully considered before making an investment in our common stock.

We have Regulatory Risks
We are subject to extensive federal and state regulation, as described below. Failure to obtain adequate rates or regulatory approvals, in a timely manner, adoption of new regulations by federal or state agencies, or changes to current regulations and interpretations of such regulations may materially affect our business and our results of operations and financial position. The Energy Policy Act of 2005 repealed the Public Utility Holding Company Act of 1935, as amended, and provided certain utility customer protection authority to the Federal Energy Regulatory Commission ("FERC") and the states. The Energy Policy Act of 2005, among other things, also requires FERC to perform a study of competition in wholesale and retail electricity markets and authorizes the creation of an Electric Reliability Organization

("ERO") to establish and enforce mandatory reliability standards subject to FERC oversight. The final rule for ERO development and processes for insuring reliable grid operations was issued in February 2006. Management has not yet determined the impact of this final rule. FERC is in the process of establishing rules implementing the Energy Policy Act of 2005, and there is the risk that the rules may adversely affect our operations, results of operations and financial condition.

KCP&L is regulated by the Public Service Commission of the State of Missouri and the State Corporation Commission of the State of Kansas with respect to retail rates, certain accounting matters, standards of service and, in certain cases, the issuance of securities and certification of facilities and service territories. Failure to obtain adequate and timely rate relief may adversely affect KCP&L's results of operations and financial condition. KCP&L is also subject to regulation by FERC with respect to the issuance of short-term debt, wholesale electricity sales and transmission matters and the Nuclear Regulatory Commission ("NRC") as to nuclear operations.

Strategic Energy is a participant in the wholesale electricity and transmission markets, and is subject to FERC regulation with respect to wholesale electricity sales and transmission matters. Additionally, Strategic Energy is subject to regulation by state regulatory agencies in states where it has retail customers. Each state has a public utility commission and rules related to retail choice. Each state's rules are distinct and may conflict. These rules do not restrict the amount Strategic Energy can charge for its services, but can have an impact on Strategic Energy's ability to provide retail electricity services in each state. Additionally, each state regulates the rates of the host public utility, and the timing and amount of changes in host public utility rates can materially affect Strategic Energy's, and therefore our, results of operations and financial position.

We have Financial Market and Ratings Risks
We rely on access to both short-term money markets and longer-term capital markets as a significant source of liquidity for capital requirements not satisfied by cash flows from operations. KCP&L's capital requirements are expected to increase substantially over the next several years as it implements the generation and environmental projects in its comprehensive energy plan. Our management believes that we will maintain sufficient access to these financial markets at a reasonable cost based upon current credit ratings and market conditions. However, changes in market conditions or credit ratings could adversely affect our ability to access financial markets at a reasonable cost, impact the rate treatment provided KCP&L, or both, and therefore materially affect our results of operations and financial position. We and certain of our securities are rated by Moody's Investors Service and Standard & Poor's. These ratings impact our cost of funds and our ability to provide credit support for our subsidiaries.

Our Financial Statements Reflect the Application of Critical Accounting Policies
The application of the Company's critical accounting policies reflects complex judgments and estimates. These policies include industry-specific accounting applicable to regulated public utilities, accounting for pensions, long-lived and intangible assets, goodwill and derivative instruments. The adoption of new Generally Accepted Accounting Principles or changes to current accounting policies or interpretations of such policies may materially affect our results of operations and financial position.

We are Subject to Environmental Laws and the Incurrence of Environmental Liabilities
We are subject to regulation by federal, state and local authorities with regard to air and other environmental matters primarily through KCP&L's operations. The generation, transmission and distribution of electricity produces and requires disposal of certain hazardous products, which are subject to these laws and regulations. In addition to imposing continuing compliance obligations, these laws and regulations authorize the imposition of substantial penalties for noncompliance, including fines, injunctive relief and other sanctions. KCP&L regularly conducts environmental audits designed to ensure compliance with governmental regulations and to detect contamination. Failure to comply with these laws and regulations could have a material adverse effect on our results of operations and financial position.

New environmental laws and regulations affecting KCP&L's operations may be adopted, and new interpretations of existing laws and regulations could be adopted or become applicable to KCP&L or its facilities, which may substantially increase its environmental expenditures in the future. New facilities, or modifications of existing facilities, may require new environmental permits or amendments to existing permits. Delays in the environmental permitting process, denials of permit applications or conditions imposed in permits may materially affect the cost and timing of the generation and environmental retrofit projects included in the KCP&L comprehensive energy plan, among other projects, and thus materially affect our results of operations and financial position. In addition, KCP&L may not be able to recover all of its costs for environmental expenditures through rates in the future. Under current law, KCP&L is also generally responsible for any on-site liabilities associated with the environmental condition of its facilities that it has previously owned or operated, regardless of whether the liabilities arose before, during or after the time it owned or operated the facilities. The incurrence of material environmental costs or liabilities, without related rate recovery, could have a material adverse effect on our results of operations and financial position.

Our Ability to Pay Dividends and Meet Financial Obligations Depends on our Subsidiaries
We are a holding company with no significant operations of our own. The primary source of funds for payment of dividends to our shareholders and our financial obligations is dividends paid to us by our subsidiaries, particularly KCP&L. The ability of our subsidiaries to pay dividends or make other distributions, and, accordingly, our ability to pay dividends on our common stock and meet our financial obligations, will depend on the actual and projected earnings and cash flow, capital requirements and general financial position of our subsidiaries, as well as on regulatory factors, financial covenants, general business conditions and other matters.

KCP&L and Strategic Energy are Affected by Demand, Seasonality and Weather
The results of operations of KCP&L and Strategic Energy can be materially affected by changes in weather and customer demand. KCP&L and Strategic Energy estimate customer demand based on historical trends, to procure fuel and purchased power. Differences in customer usage from these estimates due to weather or other factors could materially affect KCP&L's and Strategic Energy's, and therefore our, results of operations.

Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities. KCP&L is significantly impacted by seasonality with approximately one-third of its retail revenues recorded in the third quarter. Strategic Energy is impacted by seasonality, but to a much lesser extent. In addition, severe weather, including but not limited to tornados, snow, rain and ice storms can be destructive causing outages and property damage that can potentially result in additional expenses and lower revenues. KCP&L's Iatan and Hawthorn stations use water from the Missouri River for cooling purposes.

Low water and flow levels, which have been experienced in recent years, can increase KCP&L's maintenance costs at these stations and, if these levels get low enough, could cause KCP&L to modify plant operations.

KCP&L and Strategic Energy have Commodity Price Risks
KCP&L and Strategic Energy engage in the wholesale and retail marketing of electricity and, accordingly, are exposed to risks associated with the price of electricity. Strategic Energy routinely enters into contracts to purchase and sell electricity in the normal course of business. KCP&L generates, purchases and sells electricity in the retail and wholesale markets.

Fossil Fuel and Transportation Prices Impact KCP&L's Costs
Less than 1% of KCP&L's rates contain an automatic fuel adjustment clause, exposing KCP&L to risk from changes in the market prices of coal and natural gas used to generate power and in the cost of coal and natural gas transportation. Changes in KCP&L's fuel mix due to electricity demand, plant availability, transportation issues, fuel prices and other factors can also adversely affect KCP&L's fuel costs.

KCP&L does not hedge its entire exposure from fossil fuel and transportation price volatility. As a consequence, its results of operations and financial position may be materially impacted by changes in these prices, until increased costs are recovered in rates.

Wholesale Electricity Prices Affect Costs and Revenues
KCP&L's ability to maintain or increase its level of wholesale sales depends on the wholesale market price, transmission availability and the availability of KCP&L's generation for wholesale sales, among other factors. A substantial portion of KCP&L's wholesale sales are made in the spot market, and thus KCP&L has immediate exposure to wholesale price changes. Declines in wholesale market price or availability of generation or transmission constraints in the wholesale markets, could reduce KCP&L's wholesale sales and adversely affect our results of operations and financial position.

KCP&L is also exposed to risk because at times it purchases power to meet its customers' needs. The cost of these purchases may be affected by the timing of customer demand and/or unavailability of KCP&L's lower-priced generating units. Wholesale power prices can be volatile and generally increase in times of high regional demand and high natural gas prices.

Strategic Energy operates in competitive retail electricity markets, competing against the host utilities and other retail suppliers. Wholesale electricity costs, which account for a significant portion of its operating expenses, can materially affect Strategic Energy's ability to attract and retain retail electricity customers at profitable prices. There is also a regulatory lag that slows the adjustment of host public utility rates in response to changes in wholesale prices. This lag can negatively affect Strategic Energy's ability to compete in a rising wholesale price environment. Strategic Energy manages wholesale electricity risk by establishing risk limits and entering into contracts to offset some of its positions to balance energy supply and demand; however, Strategic Energy does not hedge its entire exposure to electricity price volatility. As a consequence, Strategic Energy's, and therefore our, results of operations and financial position may be materially impacted by changes in the wholesale price of electricity.

KCP&L has Operations Risks
The operation of KCP&L's electric generation, transmission and distribution systems involves many risks, including breakdown or failure of equipment or processes; operating limitations that may be imposed by equipment conditions, environmental or other regulatory requirements; fuel supply or fuel transportation reductions or interruptions; transmission scheduling; and catastrophic events such as fires, explosions, severe weather or other similar occurrences. These and other operating events may reduce KCP&L's revenues or increase its costs, or both, and may materially affect our results of operations and financial position.

KCP&L has Construction-Related Risks
KCP&L's comprehensive energy plan includes the construction of an estimated 850 MW coal-fired generating plant, 100.5 MW of wind generation and environmental retrofits at two existing coal-fired units. KCP&L has not recently managed a construction program of this magnitude. There are risks that actual costs may exceed budget estimates, delays may occur in obtaining permits and materials, suppliers and contractors may not perform as required under their contracts, and events beyond KCP&L's control may occur that may materially affect the schedule, budget and performance of these projects. These risks may increase the costs of these construction projects, require KCP&L to purchase additional electricity to supply its retail customers until the projects are completed, or both, and may materially affect our results of operations and financial position.

KCP&L has Retirement-Related Risks
Through 2010, approximately 30% of KCP&L's current employees will be eligible to retire with full pension benefits. Failure to hire and adequately train replacement employees, including the transfer of significant internal historical knowledge and expertise to the new employees, may adversely affect KCP&L's ability to manage and operate its business.

Substantially all of KCP&L's employees participate in defined benefit and postretirement plans. If KCP&L employees retire when they become eligible for retirement through 2010, or if KCP&L's plans experience adverse market returns on its investments, or if interest rates materially fall, KCP&L's pension expense and contributions to the plans could rise substantially over historical levels. The timing and number of employees retiring and selecting the lump sum payment option could result in pension settlement charges that could materially affect KCP&L's results of operations. In addition, assumptions related to future costs, returns on investments, interest rates and other actuarial assumptions, including projected retirements, have a significant impact on KCP&L's and our results of operations and financial position. Proposed legislation pending in Congress on pension reform could result in increased pension funding requirements. The Financial Accounting Standards Board has a project to reconsider the accounting for pensions and other post-retirement benefits. This project may result in accelerated expense, liability recognition and contributions.

We have Nuclear Exposure
KCP&L owns 47% (548 MW) of Wolf Creek Generating Station ("Wolf Creek"). The NRC has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities, including Wolf Creek. In the event of non-compliance, the NRC has the authority to impose fines, shut down the facilities, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Any revised safety requirements promulgated by the NRC could result in substantial capital expenditures at Wolf Creek.

Wolf Creek has the lowest fuel cost per MWh of any of KCP&L's generating units. Although not expected, an extended outage of Wolf Creek, whether resulting from NRC action, an incident at the plant or otherwise, could have a substantial adverse effect on KCP&L's and our results of operations and financial position in the event KCP&L incurs higher replacement power and other costs that are not recovered through rates. If a long-term outage occurred, the state regulatory commissions could reduce rates by excluding the Wolf Creek investment from rate base.

Ownership and operation of a nuclear generating unit exposes KCP&L to risks regarding decommissioning costs at the end of the unit's life. KCP&L contributes annually to a tax-qualified trust fund to be used to decommission Wolf Creek. The funding level assumes a projected level of return on trust assets. If the actual return on trust assets is below the anticipated level, KCP&L could be responsible for the balance of funds required. If returns arelower than the expected level, management believes a rate increase would be allowed ensuring full recovery of decommissioning costs over the remaining life of the unit.

KCP&L is also exposed to other risks associated with the ownership and operation of a nuclear generating unit, including but not limited to potential liability associated with the potential harmful effects on the environment and human health resulting from the operation of a nuclear generating unit and the storage, handling and disposal of radioactive materials, and to potential retrospective assessments and losses in excess of insurance coverage.

Strategic Energy Operates in Competitive Retail Electricity Markets
Strategic Energy has several competitors that operate in most or all of the same states in which it serves customers. Some of these competitors also operate in states other than where Strategic Energy has operations. It also faces competition in certain markets from regional suppliers and deregulated utility affiliates formed by holding companies affiliated with regulated utilities to provide retail load in their home market territories. Strategic Energy's competitors vary in size from small companies to large corporations, some of which have significantly greater financial, marketing and procurement resources than Strategic Energy. Additionally, Strategic Energy, as well as its other competitors, must compete with the host utility in order to convince customers to switch from the host utility. Strategic Energy's results of operations and financial position are impacted by the success Strategic Energy has in attracting and retaining customers in these markets.

Strategic Energy has Wholesale Electricity Supplier Credit Risk
Strategic Energy has credit risk exposure in the form of the loss that it could incur if a counterparty failed to perform under its contractual obligations. Strategic Energy enters into forward contracts with multiple suppliers. In the event of supplier non-delivery or default, Strategic Energy's results of operations could be affected to the extent the cost of replacement power exceeded the combination of the contracted price with the supplier and the amount of collateral held by Strategic Energy to mitigate its credit risk with the supplier. Strategic Energy's and our results of operations could also be affected, in a given period, if it were required to make a payment upon termination of a supplier contract to the extent the contracted price with the supplier exceeded the market value of the contract at the time of termination.

IMPORTANT CONSIDERATIONS

The purpose of the Plan is to provide a convenient and useful service for our current or potential shareholders. Nothing in this prospectus or other Plan information represents a recommendation by us or anyone else that any person buy or sell our common stock. We urge you to read this prospectus and the documents incorporated or deemed incorporated by reference in this prospectus thoroughly before you make your independent investment decision regarding participation in the Plan.

The value of our shares may increase or decrease from time to time. There is no assurance whether, or at what rate, we will continue to pay dividends. The Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation, or any other entity does not insure Plan accounts.

USE OF PROCEEDS

If we issue new shares of common stock under the Plan, the net proceeds will be added to our general funds and used for general corporate purposes.

SUMMARY OF PLAN HIGHLIGHTS

Because this section is a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully.

How to Enroll
You need not be a shareholder to participate in the Plan. You may purchase your first shares through the Plan by completing an enrollment form and making an initial minimum cash investment of at least $500. An enrollment fee of $5 will be deducted from this amount prior to investment.

If you are already a shareholder but not a participant in the Plan, you can enroll by completing an enrollment form and sending it to the Plan administrator. You can deposit your shares for safekeeping or reinvest all or some of your dividends in our common stock.

We pay all administrative fees associated with purchases through the Plan; the only charge to you is a one-time enrollment fee of $5 plus a nominal commission fee (currently $.05) per purchased share.

Monthly Investments
After you enroll, you can make investments in any amount from a minimum of $100 to a maximum of $60,000 annually. Investments can be automatically deducted directly from your bank account each month provided the amount meets the minimum/maximum requirements. You can change the amount at any time provided you give the administrator proper instructions about any changes in time to process your request.

How to Pay for Shares
You can make purchases in various ways - by check, automatic deduction or dividend reinvestment. Your investment dollars (minus the enrollment and per share purchase fee) are fully used to purchase our shares.

Reinvest Dividends Automatically
You can automatically reinvest all or part of your dividends in additional shares. If you reinvest partially in additional shares, you will receive your remaining dividends in cash.

Sell Plan Shares
You can sell some or all of your shares through the Plan administrator for a nominal service charge of $10 plus a nominal commission fee (currently $.10) per share. Sales will be made once a month.

Direct Deposit of Dividends
If you do not reinvest your dividends, you can have your dividend deposited directly into your checking or savings account by electronic transfer on the dividend payable date.

Certificate Safekeeping
Protect your stock certificates from loss, theft or damage by depositing your shares in your account for safekeeping. When you want certificates sent to you, you only need to send a written request.

TERMS OF THE PLAN

Eligibility
Any U.S. person or entity can participate in the Plan if they follow the steps described below under "Enrollment." A citizen or resident of a country outside the United States is also eligible if participation does not violate any governmental regulations or laws.

Enrollment
Read the prospectus carefully. If you are eligible and want to enroll in the Plan, complete and sign an enrollment form and return it to the Plan administrator. To participate in the Plan, you must do one or more of the following:

*	Deposit certificate(s) representing one or more shares with the administrator for safekeeping.
*	Elect to reinvest cash dividends paid on at least one whole share.
*	Make an initial cash investment of at least $500 (and not more than $60,000 annually) (an enrollment fee of $5 will be deducted from this amount prior to investment).

After the administrator approves your enrollment and receives your funds or securities, your participation in the Plan begins.

Initial and Optional Investments
Whether or not you are a shareholder, you may enroll in the Plan by making an initial investment of at least $500 (and no more than $60,000 annually), plus a one-time only enrollment fee of $5. After you enroll, you can make investments in any amount from a minimum of $100 to a maximum of $60,000 annually. You may not invest more than $60,000 during any calendar year, not counting qualified Plan distributions, if any. You have no obligation to make optional investments.

You can make your investments by personal check or money order payable to "UMB Bank-GPE." Return your payment to the administrator with a completed enrollment form or the tear-off remittance portion included with your statement of account. Do Not Send Cash.

You can reinvest cash dividends paid on all or some of your shares by making the appropriate selection on the enrollment form. You can also change your reinvestment selection by sending written notice to the Administrator. To be effective for a particular dividend period, the administrator must receive your instructions prior to the record date for the dividend.

Automatic Monthly Investment
You can automatically invest a specified monthly amount (not less than $100 and not more than $60,000 annually) deducted directly from your U.S. bank account by completing the Automatic Monthly Deduction section on the enrollment form and returning it to the administrator. Funds will be transferred from your account three business days prior to the investment date each month. You can change or stop automatic monthly investments by completing and returning a new Automatic Monthly Deduction section on the enrollment form or by sending written notification to the administrator. The administrator must receive your instructions and authorization ten business days prior to the monthly investment date.

Dividend Reinvestment Options

*	Full Reinvestment -- If you choose this option, all of your dividends will be reinvested to purchase additional shares of our common stock.
*	Partial Reinvestment -- You may reinvest dividends on a specific percent of shares for an account. Dividends on remaining shares will be paid to you by cash or direct deposit.
*	Optional Cash Investment Only -- All dividends will be paid to you in cash unless you direct otherwise.

Administration
UMB Bank administers the Plan. The administrator serves as transfer agent, registrar and dividend paying agent for us. In addition, the administrator receives and invests all cash investments by participants, maintains participants' Plan account records, issues periodic account statements and performs other duties relating to the Plan. If you have questions about the Plan, you may contact the Plan administrator:

UMB Bank, n.a.
Securities Transfer Division
P.O. Box 419064
Kansas City, MO 64141-6064
Phone: (816) 860-7891
Fax: (816) 860-3963

Investment Dates
The investment dates are the 20th day of each month. If the 20th day is not a business day, or if financial markets in New York City are not open for business, the investment date will be the next following business day.

OTHER INVESTMENT INFORMATION

The administrator must receive your funds no later than the close of the business day prior to the investment date. Funds received later are held until the next investment period. No interest is paid on funds held by the administrator pending investment. Therefore, you should send funds to the administrator shortly prior to the deadline investment date. If delivery is by mail, we recommend the mailing be made sufficiently in advance of the investment date to allow time for postal delivery. All investments must be in U.S. dollars and are subject to collection by the administrator of full face value.

At your request, the administrator will return your investment (without interest), if your written request is received two or more business days prior to the investment date. However, refunds of a check or money order will be made only after the administrator actually collects such funds.

There is a $20 charge for each check, electronic funds transfer, or other investment that is rejected due to insufficient funds. When you enroll in the Plan, you authorize the administrator to deduct this charge from your Plan account, if necessary.

Direct Deposit
You can have any cash dividend that is not being reinvested deposited directly into your bank account by completing the direct deposit section on the enrollment form and returning it to the administrator. You can change direct deposit account information or terminate direct deposit by sending written notice prior to the record date to the administrator. To be effective for a particular dividend period, the administrator must receive your instructions fifteen calendar days prior to the record date for the dividend.

Share Safekeeping
You can deposit your common stock certificates with the administrator for safekeeping. To take advantage of this feature, send your share certificates to the administrator by registered, insured mail along with a completed Certificate Deposit Form, or written instructions. Do not endorse your certificates.

The administrator will transfer your safekeeping shares into its name or the name of its nominee and deposit the shares in your Plan account in book-entry form. Safekeeping of your certificates will not affect your dividend reinvestment election.

Transferring Shares from a Brokerage Account
You may transfer shares held in "street name" through a broker or other agent to your Plan account. You should instruct your broker or other agent to initiate the transfer or you can contact the administrator to request assistance.

Share Certificates
The administrator holds shares purchased through the Plan in safekeeping in book-entry form. You can request a certificate for all or some of your Plan shares by sending a written request to the administrator. Certificates for fractional shares will not be issued. Instead, you will receive cash payment for any fractional share. The issuance of a certificate does not affect dividend reinvestment. You may not pledge shares of stock held in book-entry form by the administrator in your Plan account as collateral for a loan or otherwise assign those shares.

Selling Plan Shares
You can sell any number of whole shares held in your Plan account by completing the Change Request Form or by sending written instructions to the administrator. Sale requests must be received no later than two business days prior to the investment date to be effective. Sale proceeds, less a sale fee of $10 and the applicable brokerage commission deductions (currently $.10 per share) and any withholding required by law, are paid by check. A request to sell all shares in your account will terminate your Plan account. Sale requests in a dividend-paying month will be processed after any dividend reinvestment distribution to your account.

Closing a Plan Account
You can close your Plan account at any time by sending written notification to the administrator or by electing to sell or withdraw all shares on the Change Request Form. Electing to sell or withdraw all shares from your Plan account automatically terminates your Plan participation. If you close your Plan account by withdrawing all shares, the administrator will issue you a certificate for all whole shares and the cash value of any fractional share will be paid to you by check.

Instructions to close a Plan account prior to a quarterly dividend payment will be processed as soon as practicable after any dividend disbursement is allocated to your Plan account. After you close an account, you cannot make future investments through the Plan without re-enrolling.

We, or the administrator, on our behalf, has the right to deny, suspend or terminate your participation in the Plan on grounds of excessive enrollment and termination. This is intended to minimize administrative expense and encourage long-term investment.

Price of Shares
Shares may be purchased or sold in the open market or in privately negotiated transactions on terms and conditions acceptable to the administrator. Presently, the administrator purchases and sells shares in the open market on the New York Stock Exchange. Any purchase of shares from us by the administrator will be made pursuant to a registration statement filed with the SEC of which this prospectus is a part.

Shares purchased or sold for a particular investment period are credited to your Plan account at the weighted average price per share of all shares purchased or sold for that investment period, less the enrollment/sale fee plus any applicable brokerage charge (currently $.05 per purchased share and $.10 per share sold).

The administrator may purchase shares from or sell shares to us if we choose. The price of any shares purchased from or sold to us will be the average of the high and low sale prices as reported on the NYSE Consolidated Tape on the transaction date.

The administrator may combine all participants' funds for the purpose of making purchases and may offset purchases of shares against sales of shares for the same investment period under the Plan, resulting in a net purchase or sale of shares.

The administrator will try to purchase or sell shares on the investment date or as soon as practicable for the relevant investment period, but not later than 30 days after the investment date.

You do not have control or authority to direct the price or time at which common stock is purchased or sold for Plan accounts. Therefore, you bear market risk associated with fluctuations in the price of common stock.

Account Statements
You will receive a statement of your account reflecting the amount invested, the purchase price, the number of shares purchased, deposited, sold, transferred, or withdrawn, the total number of shares accumulated and other information quarterly or whenever your account has a transaction activity. The quarterly statement consolidates all shares, certificated as well as book-entry shares. You should keep your statements for income tax and other purposes. If you need a replacement statement you should contact the administrator.

Reports
All notices, statements and reports will be mailed to the latest address on record with the administrator. Address changes may be made in writing or by telephone to the administrator.

MISCELLANEOUS

Rights Offering, Stock Dividends and Stock Splits
Stock dividends or split shares on your Plan book-entry shares will be credited to your book-entry Plan account. If you have elected partial dividend reinvestment, the administrator will adjust your election so that you continue to reinvest cash dividends on approximately the same percentage of your shares prior to the split. In the event of a rights offering, rights will be based on the number of shares credited to your account.

Voting Rights
You can vote all whole and fractional shares of common stock held in your Plan account in person or by the proxy card sent to you. If you do not vote in person or by proxy, your shares will not be voted.

Limitation of Liability
We, our directors, officers, employees, and the administrator and its representatives are not liable for anything done in good faith or good faith omissions in administering the Plan. This includes any claim of liability based on the prices or times at which shares are purchased or sold or any change in market price of shares or for the payment or amount of any future dividends on common stock. This is not a waiver of rights you may have under applicable securities laws.

Termination of the Plan
We can change, suspend or terminate the Plan at any time, in whole or in part, or may terminate the participation of any participant. We reserve the right to close your account if you do not own at least one whole book-entry or certificate share of record. In that case, notices will be mailed to your last known address, along with a check for the cash value of any fractional share.

Tax Consequences
We believe the following is an accurate summary of the federal income tax consequences to participation in the Plan as of the date of this prospectus. This summary may not reflect every possible situation resulting from participation in the Plan; therefore, you should consult your tax advisor.

Shares of common stock purchased on the open market will have a cost basis equal to the purchase price per share, including brokerage commissions. Common stock purchased from us will have a cost basis equal to the price paid for the shares. This will be the price at which the administrator credits shares to your account.

In general, the full amount of cash dividends paid to you by us is considered received by you for federal income tax purposes whether received in cash or reinvested under the Plan. Generally, any such dividends will be taxable to you as ordinary dividend income to the extent of our current or accumulated earnings and profits for federal income tax purposes. Dividends paid in taxable years beginning on or before December 31, 2008 will be eligible for a reduced rate of federal income taxation for individuals (not exceeding 15%), provided that the dividend is paid with respect to shares held for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, the individual is not obligated to make related payments with respect to substantially similar or related property (e.g., pursuant to a short sale of such shares), and certain other conditions are met. The amount of any dividends in excess of earnings and profits will reduce your tax basis in the common stock with respect to which the dividend was received, and, to the extent in excess of basis, result in capital gain. A statement of account showing the total amount of dividends will be sent to you and reported to the Internal Revenue Service shortly after the end of the year in which they are payable.

You will generally not realize gain or loss for the U.S. federal income tax purposes upon the withdrawal of shares in certificate form from the Plan, but will generally realize gain or loss on the sale of any whole or fractional shares.

If your dividends are subject to U.S. backup withholding, the administrator will cause dividends, less the appropriate amount of tax required to be withheld, to be reinvested in common stock, or sent by check or direct deposit. The filing of any documentation to obtain a reduction in U.S. withholding tax is your responsibility. If you are subject to such withholding, you should contact your tax advisors or the Internal Revenue Service for information. We cannot refund federal income tax withholding amounts.

The above may not apply to certain participants in the Plan, such as tax-exempt entities (e.g., pension funds and IRA's) and foreign shareholders. These participants should consult their tax advisors concerning tax consequences.

DESCRIPTION OF COMMON STOCK

General.
The following descriptions of our common stock and the relevant provisions of our restated Articles of Incorporation and by-laws are summaries and are qualified by references to our Articles of Incorporation and by-laws which have been previously filed with the SEC and are exhibits to this registration statement, of which this prospectus is a part, as well as the applicable Missouri General and Business Corporation Law.

Under our Articles of Incorporation, we are authorized to issue 162,962,000 shares of stock, divided into classes as follows:

*	390,000 shares of Cumulative Preferred Stock with a par value of $100;
*	1,572,000 shares of Cumulative No Par Preferred Stock with no par value;
*	11,000,000 shares of Preference Stock with no par value; and
*	150,000,000 shares of Common Stock with no par value.

At February 28, 2006, 390,000 shares of Cumulative Preferred Stock and 74,835,687 shares of common stock were outstanding. No shares of Cumulative No Par Preferred Stock or Preference Stock are currently outstanding but such shares may be issued from time to time in accordance with the Articles of Incorporation. The voting powers, designations, preferences, rights and qualifications, limitations, or restrictions of any series of Preference Stock are set by our board of directors when it is issued.

Dividend Rights and Limitations.
The holders of our common stock are entitled to receive such dividends as our board of directors may from time to time declare, subject to any rights of the holders of our preferred and preference stock. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us.

Except as otherwise authorized by consent of the holders of at least two-thirds of the total number of shares of the total outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock, we may not pay or declare any dividends on common stock, other than the dividends payable in common stock, or make any distributions on, or purchase or otherwise acquire for value, any shares of common stock if, after giving effect thereto, the aggregate amount expended during the 12 months then ended (a) exceeds 50% of the net income of the Company available for dividends on Preference Stock and common stock for the preceding 12 months, in case the total of Preference Stock and common stock equity would be reduced to less than 20% of total capitalization, or (b) exceeds 75% of such net income in case such equity would be reduced to between 20% and 25% of total capitalization, or (c) except to the extent permitted in subparagraphs (a) and (b), would reduce such equity below 25% of total capitalization.

No dividends may be declared or paid on common stock and no common stock may be purchased or redeemed or otherwise retired for consideration (a) unless all past and current dividends on Cumulative Preferred Stock and Cumulative No Par Preferred Stock have been paid or set apart for payment and (b) except to the extent of retained earnings (earned surplus).

Voting Rights.
Except as otherwise provided by law and subject to the voting rights of the outstanding Cumulative Preferred Stock, Cumulative No Par Preferred Stock, and Preference Stock, the holders of our common stock have the exclusive right to vote for all general purposes and for the election of directors through cumulative voting. This means each shareholder has a total vote equal to the number of shares they own multiplied by the number of directors to be elected. These votes may be divided among all nominees equally or may be voted for one or more of the nominees either in equal or unequal amounts. The nominees with the highest number of votes are elected.

The consent of specified percentages of holders of outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock is required to authorize certain actions which may affect their interests; and if, at any time, dividends on any of the outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock shall be in default in an amount equivalent to four or more full quarterly dividends, the holders of outstanding shares of all preferred stock, voting as a single class, shall be entitled (voting cumulatively) to elect the smallest number of directors necessary to constitute a majority of the full Board of Directors, which right shall continue in effect until all dividend arrearages shall have been paid.

Liquidation Rights.
In the event of any dissolution or liquidation of the Company, after there shall have been paid to or set aside for the holders of shares of outstanding Cumulative Preferred Stock, Cumulative No

Par Preferred Stock, and Preference Stock the full preferential amounts to which they are respectively entitled, the holders of outstanding shares of common stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets available for distribution.

Miscellaneous.
The outstanding shares of common stock are, and the shares of common stock sold hereunder will be, upon payment for them, fully paid and nonassessable. The holders of our common stock are not entitled to any preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock does not contain any redemption provisions or conversion rights.

Transfer Agent and Registrar.
UMB Bank, N.A. acts as transfer agent and registrar for our common stock.

Business Combinations.
The affirmative vote of the holders of at least 80% of the outstanding shares of common stock is required for the approval or authorization of certain business combinations; provided, however, that such 80% voting requirement shall not be applicable if:

*	the business combination shall have been approved by a majority of the continuing directors; or
*

the cash or the fair market value of the property, securities, or other consideration to be received per share by holders of the common stock in such business combination is not less than the highest per-share price paid by or on behalf of the acquiror for any shares of common stock during the five-year period preceding the announcement of the business combination.

LEGAL MATTERS

Legal matters with respect to the common stock offered under this prospectus will be passed upon by Mark English, General Counsel and Assistant Secretary. At March 22, 2006, Mr. English owned beneficially 1,297 shares of our common stock, including restricted stock and 4,355 performance shares, 0% to 200% of which may be paid in shares of common stock at a later date based on our performance.

EXPERTS

The consolidated financial statements, the related financial statement schedules and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Annual Report on Form 10-K of Great Plains Energy have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules and include an explanatory paragraph regarding the adoption of a new accounting standard and revisions made to the consolidated statements of cash flows for the years ended December 31, 2004 and 2003, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEMNIFICATION OF DIRECTORS, OFFICERS
AND OTHERS FOR SECURITIES ACT LIABILITIES

Missouri law provides that a Missouri corporation, such as Great Plains Energy, may indemnify, under circumstances provided by law, its directors, officers, employees and agents against liabilities and expenses they may incur. These circumstances could include indemnification for liabilities and expenses incurred in connection with claims arising under the Securities Act of 1933. Our Articles of Incorporation provide for indemnification of our directors, officers, employees, and agents, to the full extent permitted by Missouri law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Great Plains Energy under the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

______________________________

We have not authorized anyone to provide you with any information other than the information included in this prospectus and the documents to which we refer you. If someone gives you other information, please do not rely on it as being authorized by us.

This prospectus has been prepared as of March 30, 2006. There may be changes in our affairs after that date which are not reflected in this document.

We are not offering, or soliciting an offer to buy, these shares in any jurisdiction where an offer or solicitation is not authorized or is illegal.

No person has been authorized to give information or make any representation other than contained in this prospectus or information incorporated by reference. In the event such information is given or made, it should not be relied upon as being authorized by Great Plains Energy. This prospectus is not an offer to buy or sell any of these securities to any person in any state where it is unlawful to make such offer or solicitation. The delivery of this prospectus or any sale made shall, under any circumstances, imply that information is accurate subsequent to the date of this prospectus.

____________

Table of Contents

About this Prospectus                           1
Where You Can Find More Information                                       1
Cautionary Statements Regarding
   Certain Forwarding-Looking
   Information                                    2
Great Plains Energy Incorporated              3
Risk Factors                                     4
Important Considerations                       9
Use of Proceeds                               10
Summary of Plan Highlights                   10
Terms of the Plan                              11
Other Investment Information                  12
Miscellaneous                                  15
Description of Common Stock                16
Legal Matters                                   18
Experts                                          18
Indemnification of Directors, Officers
   and Others For Securities Act
   Liabilities                                    19

(COMPANY LOGO) Dividend Reinvestment and Direct Stock Purchase Plan Common Stock ____________ PROSPECTUS ____________ March 30, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Expenses payable by Registrant for the sale of the Securities, other than underwriting discount and commissions, are estimated as follows:
Securities and Exchange Commission Registration Fee	$3,013.65
Legal Fees	15,000.00	*
Accounting Fees and Expenses	5,000.00	*
Printing Costs.	5,000.00	*
Postage and Handling Costs	1,000.00	*
Miscellaneous	2,000.00	*
Total	$31,013.65

*Estimated

Item 15. Indemnification of Directors and Officers.

RSMo Section 351.355 (2005) provides as follows:

      1.      A corporation created under the laws of this state may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

      2.       The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

      3.       Except as otherwise provided in the articles of incorporation or the bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections 1 and 2 of this section, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

      4.       Any indemnification under subsections 1 and 2 of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in this section. The determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

      5.       Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in this section.

      6.       The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or bylaws or any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      7.       A corporation created under the laws of this state shall have the power to give any further indemnity, in addition to the indemnity authorized or contemplated under other subsections of this section, including subsection 6, to any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided such further indemnity is either (i) authorized, directed, or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed, or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Nothing in this subsection shall be deemed to limit the power of the corporation under subsection 6 of this section to enact bylaws or to enter into agreements without shareholder adoption of the same.

      8.       The corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section. Without limiting the power of the corporation to procure or maintain any kind of insurance or other arrangement the corporation may for the benefit of persons indemnified by the corporation create a trust fund, establish any form of self insurance, secure its indemnity obligation by grant of a security interest or other lien on the assets of the corporation, or establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the corporation or with any insurer or other person deemed appropriate by the board of directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or in part by the corporation. In the absence of fraud the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability on any ground regardless of whether directors participating in the approval are beneficiaries of the insurance arrangement.

      9.       Any provision of this chapter to the contrary notwithstanding, the provisions of this section shall apply to all existing and new domestic corporations, including but not limited to banks, trust companies, insurance companies, building and loan associations, savings bank and safe deposit companies, mortgage loan companies, corporations formed for benevolent, religious, scientific or educational purposes and nonprofit corporations.

      10.       For the purpose of this section, references to "the corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

      11.       For purposes of this section, the term "other enterprise" shall include employee benefit plans; the term "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and the term "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

The officers and directors of the Company have entered into indemnification agreements with the Company indemnifying such officers and directors to the extent allowed under the above RSMo Section 351.355 (2005).

Article XIII of the Articles of Incorporation of the Company provides as follows:

      ARTICLE THIRTEENTH.        (a)       Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or is or was an employee of the Company acting within the scope and course of his or her employment or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Company to the fullest extent authorized by The Missouri General and Business Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid to or to be paid in settlement) actually and reasonably incurred by such person in connection therewith. The Company may in its discretion by action of its Board of Directors provide indemnification to agents of the Company as provided for in this ARTICLE THIRTEENTH. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

       (b)       Rights Not Exclusive. The indemnification and other rights provided by this ARTICLE THIRTEENTH shall not be deemed exclusive of any other rights to which a person may be entitled under any applicable law, By-laws of the Company, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in any other capacity while holding the office of director or officer, and the Company is hereby expressly authorized by the shareholders of the Company to enter into agreements with its directors and officers which provide greater indemnification rights than that generally provided by The Missouri General and Business Corporation Law; provided, however, that no such further indemnity shall indemnify any person from or on account of such director's or officer's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Any such agreement providing for further indemnity entered into pursuant to this ARTICLE THIRTEENTH after the date of approval of this ARTICLE THIRTEENTH by the Company's shareholders need not be further approved by the shareholders of the Company in order to be fully effective and enforceable.

       (c)       Insurance. The Company may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the Company, or was or is serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against any liability asserted against or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this ARTICLE THIRTEENTH.

      (d)       Amendment. This ARTICLE THIRTEENTH may be hereafter amended or repealed; however, no amendment or repeal shall reduce, terminate or otherwise adversely affect the right of a person entitled to obtain indemnification or an advance of expenses with respect to an action, suit or proceeding that pertains to or arises out of actions or omissions that occur prior to the later of (a) the effective date of such amendment or repeal; (b) the expiration date of such person's then current term of office with, or service for, the Company (provided such person has a stated term of office or service and completes such term); or (c) the effective date such person resigns his or her office or terminates his or her service (provided such person has a stated term of office or service but resigns prior to the expiration of such term).

Item 16.      List of Exhibits.

Exhibit Number		Description of Exhibit
4.1	*	Articles of Incorporation of Great Plains Energy Incorporated dated as of February 26, 2001 (Exhibit 3.i to Form 8-K filed October 1, 2001).

4.2	*	By-Laws of Great Plains Energy Incorporated, as amended September 16, 2003 (Exhibit 3.1 to Form 10-Q for the period ended September 30, 2003).

4.3	*	Resolution of Board of Directors Establishing 3.80% Cumulative Preferred Stock (Exhibit 2-R to Registration Statement, Registration No. 2-40239).

4.4	*	Resolution of Board of Directors Establishing 4.50% Cumulative Preferred Stock (Exhibit 2-T to Registration Statement, Registration No. 2-40239).

4.5	*	Resolution of Board of Directors Establishing 4.20% Cumulative Preferred Stock (Exhibit 2-U to Registration Statement, Registration No. 2-40239).

4.6	*	Resolution of Board of Directors Establishing 4.35% Cumulative Preferred Stock (Exhibit 2-V to Registration Statement, Registration No. 2-40239).

5		Opinion of Mark English, General Counsel and Assistant Secretary of the Company, regarding the legality of the securities.

23.1		Consent of Deloitte & Touche LLP.

23.2		Consent of Mark English, General Counsel and Assistant Secretary of the Company (included in Exhibit 5).

24		Powers of Attorney.

*     Incorporated by reference herein as indicated.

Item 17. Undertakings.

(a)      The undersigned Registrant hereby undertakes:

       (1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

       (2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on the 30th day of March, 2006.

GREAT PLAINS ENERGY INCORPORATED
By:	/s/Michael J. Chesser Michael J. Chesser Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/Michael J. Chesser
Michael J. Chesser

/s/Terry Bassham
Terry Bassham

/s/Lori A. Wright
Lori A. Wright

David L. Bodde*

/s/ William H. Downey
William H. Downey

Mark A. Ernst*

Randall C. Ferguson, Jr.*

William K. Hall*

Luis A. Jimenez*

James A. Mitchell*

William C. Nelson*

Linda Hood Talbott*

Robert H. West*

Chairman of the Board and Chief Executive Officer
(Principal Executive Officer)

Executive Vice President - Finance and Strategic Development and Chief Financial Officer
(Principal Financial Officer)

Controller
(Principal Accounting Officer)

Director

Director

Director

Director

Director

Director

Director

Director

Director

Director

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) March 30, 2006 ) ) ) ) ) ) ) ) ) ) ) ) ) )
*By:	/s/Michael J. Chesser Michael J. Chesser Attorney-in-fact*

INDEX TO EXHIBITS
Exhibit Number		Description of Exhibit
4.1	*	Articles of Incorporation of Great Plains Energy Incorporated dated as of February 26, 2001 (Exhibit 3.i to Form 8-K filed October 1, 2001).

4.2	*	By-Laws of Great Plains Energy Incorporated, as amended September 16, 2003 (Exhibit 3.1 to Form 10-Q for the period ended September 30, 2003).

4.3	*	Resolution of Board of Directors Establishing 3.80% Cumulative Preferred Stock (Exhibit 2-R to Registration Statement, Registration No. 2-40239).

4.4	*	Resolution of Board of Directors Establishing 4.50% Cumulative Preferred Stock (Exhibit 2-T to Registration Statement, Registration No. 2-40239).

4.5	*	Resolution of Board of Directors Establishing 4.20% Cumulative Preferred Stock (Exhibit 2-U to Registration Statement, Registration No. 2-40239).

4.6	*	Resolution of Board of Directors Establishing 4.35% Cumulative Preferred Stock (Exhibit 2-V to Registration Statement, Registration No. 2-40239).

5		Opinion of Mark English, General Counsel and Assistant Secretary of the Company, regarding the legality of the securities.

23.1		Consent of Deloitte & Touche LLP.

23.2		Consent of Mark English, General Counsel and Assistant Secretary of the Company (included in Exhibit 5).

24		Powers of Attorney.

*     Incorporated by reference herein as indicated.